Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:  Jim Wise (618) 474-7476

Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY STOCKHOLDERS APPROVE MERGER

WITH PENN NATIONAL GAMING

Alton, IL, January 20, 2005 — Argosy Gaming Company (NYSE: AGY) today announced that at a special stockholders meeting this afternoon, its stockholders approved the merger agreement under which Penn National Gaming will acquire all of the outstanding shares of Argosy for $47 per share.  Argosy reported that 89.5% of the shares voted were in favor of the approval and adoption of the merger agreement among Argosy Gaming Company, Penn National Gaming, Inc. and a wholly-owned subsidiary of Penn National Gaming, Inc., representing 62.3% of the total shares outstanding.  A favorable vote by a majority of shares outstanding was required for the approval and adoption of the merger agreement.

Consummation of the transaction is subject to approval by each company’s respective state regulatory bodies and to certain other necessary regulatory approvals and other customary closing conditions contained in the merger agreement.   The transaction is not conditioned on financing and is expected to close in the second half of 2005.

About Argosy Gaming Company

Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

Cautionary Statement Concerning Forward-Looking Language

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this document. These risks and uncertainties include, but are not limited to, the ability to complete the merger, which is subject to several conditions including the approval of various governmental entities, and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.